Prospectus Supplement dated October 24, 2007                                                                                                                                  Filed Pursuant to Rule 424(b)(3)

                                 File No. 333-133975

                                 File No. 333-141209

DOR BioPharma, Inc.

This prospectus supplement supplements:

•
the prospectus dated March 20, 2007, as supplemented by the prospectus supplement dated August 17, 2007, relating to the offer and sale by the selling stockholders identified in the prospectus of up to 26,341,261 shares of our common stock; and

•
the prospectus dated April 18, 2007, as supplemented by the prospectus supplement dated August 17, 2007, relating to the offer and sale by the selling stockholders identified in the prospectus of up to 18,717,301 shares of our common stock.

Recent Event

On October 18, 2007, the U.S. Food and Drug Administration (“FDA”) issued to us a not approvable letter for orBec® (oral beclomethasone dipropionate). The FDA has requested data from additional clinical trials to demonstrate the safety and efficacy of orBec®. Additionally, the FDA has requested information with respect to other sections of our new drug application that was filed with the FDA on September 21, 2006.

This prospectus supplement should be read in conjunction with, and may not be utilized without, the relevant prospectus and prospectus supplement, which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the relevant prospectus and prospectus supplement, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in such prospectus, including any supplements or amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.